UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000

March 24, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 26, 2017

The 2017 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held Wednesday, April 26, 2017, at 3:00 PM Eastern Time in the auditorium at Selective’s principal offices located at, and having the mailing address of, 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect 12 directors for a one-year term expiring in 2018;

2.	Approve, on an advisory basis, the compensation of Selective’s named executive officers;

3.	Approve, on an advisory basis, the frequency of an advisory vote on the compensation of Selective’s named executive officers; and

4.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

We plan a brief business meeting focused on these items and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. After the meeting, we will make a brief presentation on our operations and will offer time for your comments and questions. For your review in anticipation of the meeting, Selective’s 2016 Annual Report to Stockholders is enclosed.

The Board of Directors recommends that you vote: (i) “FOR” all of the nominees to the Board of Directors in Proposal 1; and (ii) “FOR” Proposals 2 and 4; and (iii) “EVERY YEAR” in Proposal 3 for the timing of the stockholders’ advisory vote to be held on the compensation of our named executive officers. These proposals are further described in the Proxy Statement.

Selective stockholders of record at the close of business on Monday, March 6, 2017 are entitled to notice of, and the right to vote at, the meeting and any adjournment or postponement of it. A quorum is a majority of outstanding shares in attendance or represented by proxy. YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY: (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2017 ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

Gregory E. Murphy
Chairman of the Board and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

-i-

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 26, 2017

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” or “we”) will be held on Wednesday, April 26, 2017, at 3:00 PM Eastern Time in the auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of this Proxy Statement. Our telephone number is (973) 948-3000.

WHEN IS THIS PROXY STATEMENT BEING MAILED?

This Proxy Statement and proxy card are being mailed to Selective stockholders on or about March 24, 2017.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2017 is entitled to one vote per share owned. There were 58,246,983 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, J. Brian Thebault and Robert Kelly Doherty, to vote your shares.

Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but they also may be solicited personally or in writing, by telephone, e-mail, facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, who will receive no additional compensation. Selective has engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials. Georgeson LLC will provide such services for an estimated fee of approximately $8,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 29,123,493 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance or represented by proxy. Our common stock is our only class of voting securities.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting four proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING 12 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:

▪	PAUL D. BAUER	▪	CYNTHIA S. NICHOLSON
▪	A. DAVID BROWN	▪	RONALD L. O’KELLEY
▪	JOHN C. BURVILLE	▪	WILLIAM M. RUE
▪	ROBERT KELLY DOHERTY	▪	JOHN S. SCHEID
▪	MICHAEL J. MORRISSEY	▪	J. BRIAN THEBAULT
▪	GREGORY E. MURPHY	▪	PHILIP H. URBAN

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the nominees;

▪	Vote “AGAINST” all of the nominees;

▪	Vote “FOR” or “AGAINST” specific nominees; or

▪	Abstain from voting from all or specific nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender his or her resignation from the Board of Directors within five days following the certification of the election results. In that event: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) will not be taken into account in determining the outcome of the vote consistent with New Jersey law and the proxy rules of the United States Securities and Exchange Commission (“SEC”).

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.	APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” A STOCKHOLDERS’ ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE HELD EVERY YEAR.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote in favor of the Board's recommendation that an advisory vote on executive compensation be held every year;

▪	Vote in favor of an advisory vote on executive compensation being held every two years;

▪	Vote in favor of an advisory vote on executive compensation being held every three years; or

▪	Abstain from voting.

Assuming a quorum is present, the Proposal 3 selection that receives the most votes cast will be deemed the stockholders’ selection. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 4” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 4, on which you may:

▪	Vote “FOR” Proposal 4;

▪	Vote “AGAINST” Proposal 4; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 4 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast and will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations.

The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are set forth in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in the Quarterly Reports on Form 10-Q we have filed or will file with the SEC hereafter under the headings “Risk Factors” and “Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL (MUST BE RECEIVED BEFORE ANNUAL MEETING):

▪	Mark your voting instructions on the proxy card;

▪	Sign your name exactly as it appears on the proxy card;

▪	Date the proxy card; and

▪	Mail the proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees, FOR Proposals 2 and 4, and FOR the Board’s recommendation on Proposal 3. If any other matters requiring a vote arise during the meeting, the named proxies will exercise their discretion in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 25, 2017 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 25, 2017 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON (MAY ONLY BE DONE ON WEDNESDAY, APRIL 26, 2017, AT THE ANNUAL MEETING):

▪	Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting:

▪	By writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890;

▪	By submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Tuesday, April 25, 2017 – unless you change your vote by voting in person at the Annual Meeting; and

▪	Voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you: (i) properly execute your proxy card and return it to Selective; or (ii) submit your proxy by telephone or via the Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees, FOR Proposals 2 and 4, and FOR the Board’s recommendation on Proposal 3. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you are a beneficial owner of our stock, meaning that the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received access to these proxy materials from your bank, broker, or other nominee by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1); the advisory (non-binding) vote on the compensation of Selective’s named executive officers (Proposal 2); and the advisory (non-binding) vote on the frequency of an advisory vote on the compensation of Selective’s named executive officers (Proposal 3). In contrast, we believe brokers are permitted to vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 4) and may choose to do so at their own discretion. Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. We believe brokers may exercise their discretionary voting power for Proposal 4.

For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Approval of Proposal 2 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on Proposal 2. The selection in Proposal 3 that receives the most votes cast at the Annual Meeting will be deemed the stockholders’ selection. Abstentions and broker non-votes have no effect on Proposal 3. Approval of Proposal 4 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions have no effect on Proposal 4.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 26, 2017

This Proxy Statement and our 2016 Annual Report to Stockholders are available on
Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

Selective’s Board of Directors currently has 12 members. Pursuant to Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

▪	Stockholders.

Any stockholder proposing one or more Board candidates must submit in writing all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a solicitation of proxies for the election of a director to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

▪	Diversity.

Although Selective has no formal diversity policy, our Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are greatly considered in the director evaluation process.

Director Nominees

No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the 12 directors listed below to stand for election at the 2017 Annual Meeting for terms expiring at the 2018 Annual Meeting or until a successor has been duly elected and qualified.

All 12 nominees have consented to being named in this Proxy Statement and to serving if elected. The Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS
Paul D. Bauer, 73 Independent Director, 1998 Lead Independent Director, since 2013

▪  Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.

▪  Director, Rosina Holdings Inc., since 2002.

▪  Director, Fluent Energy Corporation, 2012 to 2014.

▪  Director, Catholic Health System of Western New York, 1998 to 2008.

▪  Co-founder and President, The Bison Scholarship Fund (formerly named the Buffalo Inner-City Scholarship Opportunity Network), since 1995.

▪  Trustee, Holy Angels Academy, 2005 to 2011.

▪  Boston College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Bauer is the former chief financial officer of a publicly-traded company and served as the Chairman of Selective’s Audit Committee for eight years. Mr. Bauer is very active in the Buffalo community and knowledgeable of Upstate New York, which is an important market for Selective.

NOMINEES OF THE BOARD OF DIRECTORS
A. David Brown, 74 Independent Director, 1996 to April 2015 and since July 2015 Lead Independent Director, 2009 to 2013

▪  Executive Vice President and Chief Administrative Officer, Urban Brands, Inc., 2011 to 2012. In September 2010, Urban Brands, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code, was acquired by a subsidiary of Gordon Brothers Group in November 2010, and emerged from bankruptcy.

▪  Executive Vice President, Human Resources, Urban Brands, Inc., 2009 to 2011.

▪  Senior Vice President, Human Resources, Linens ‘n Things, Inc., 2006 to 2009. In May 2008, Linens ‘n Things, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

▪  Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to 2006.

▪  Director, LifeWay Network, since 2015.

▪  Director, Ashley Stewart Holdings, Inc., 2013 to 2016.

▪  Monmouth University (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Brown has strong leadership and inter-personal skills. He has had a long career in human resources, with extensive experience in executive development, recruitment and leadership, employee benefits and compensation, particularly in corporate restructurings. Mr. Brown has operated his own business and worked for large corporations. He also has long been committed to diversity and was the managing director of a search firm specializing in diversity. Mr. Brown has substantial corporate governance experience, has served on several public company boards, and was Selective’s Lead Independent Director from 2009 to 2013.
John C. Burville, 69 Independent Director, 2006

▪  Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪  Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪  Member, Bermuda Insurance Advisory Committee, 1985 to 2003.

▪  Fellow of the Institute of Actuaries.

▪  Member, American Academy of Actuaries.

▪  Leicester University, United Kingdom (B.Sc. and Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is extremely knowledgeable about reserving and actuarial techniques to calculate ultimate reserve levels. Board members look to Mr. Burville for guidance on actuarial subject matters and his general knowledge of the insurance industry.
Robert Kelly Doherty, 58 Independent Director, 2015

▪  Managing Partner and Founder, Caymen Advisors and Caymen Partners, since 1999.

▪  Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.

▪  Director, Harding Loevner Funds, Inc., since 2004; Lead Director since 2014.

▪  Director, Clarity Capital KCPS, Ltd., 2015 to 2016.

▪  Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.

▪  Member, Morristown Memorial Hospital Investment Subcommittee, since 2006.

▪  Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Doherty has a wealth of investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector. Mr. Doherty also has significant senior management experience with a large financial services company and is familiar with the issues Selective’s senior management faces.

NOMINEES OF THE BOARD OF DIRECTORS
Michael J. Morrissey, 69 Independent Director, 2008

▪  President and Chief Executive Officer, International Insurance Society, Inc., since 2009.

▪  Senior Advisor to the United Nations, since 2014.

▪  Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

▪  Director, CGA Group, Ltd., 1998 to 2009.

▪  Member, Board of Overseers, St. John's University School of Risk Management, Insurance and Actuarial Science, since 2012.

▪  Chartered Financial Analyst.

▪  Member, Association of Insurance and Financial Analysts.

▪  Member, New York Society of Securities Analysts.

▪  Member, World Economic Forum Insurance & Asset Management Council.

▪  Boston College (B.A.).

▪  Dartmouth College (M.B.A.).

▪  Harvard University Graduate School of Business Administration (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 44 years of insurance industry experience. He is the head of an international insurance research organization, previously managed an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.
Gregory E. Murphy, 61 Employee Director, 1997

▪  Chairman and Chief Executive Officer, Selective, since 2013.

▪  Chairman, President and Chief Executive Officer, Selective, 2000 to 2013.

▪  President and Chief Executive Officer, Selective, 1999 to 2000.

▪  President and Chief Operating Officer, Selective, 1997 to 1999.

▪  Other senior executive, management, and operational positions, Selective, 1980 to 1997.

▪  Certified Public Accountant (New Jersey) (Inactive).

▪  Director, Insurance Information Institute, since 2000.

▪  Director, American Insurance Association, since 2014.

▪  Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, since 2015.

▪  Boston College (B.S.).

▪  Harvard University (Advanced Management Program).

▪  M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Murphy is the director most knowledgeable about our operations, having served as Chief Executive Officer for 17 years and having worked at Selective for 37 years. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, insurance pricing, and industry fundamentals. Mr. Murphy has extensive contacts in the insurance industry and serves as a director of several important industry groups. He served as our Chief Financial Officer prior to assuming other leadership positions, and is very knowledgeable on financial and investment matters.

NOMINEES OF THE BOARD OF DIRECTORS
Cynthia S. Nicholson, 52 Independent Director, 2009

▪  Chief Operating Officer, Forkcast, since 2015.

▪  Chief Marketing Officer, Softcard®, 2013 to 2015.

▪  Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

▪  Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

▪  Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

▪  Director, Heartland Consumer Products Investments Holdings, since 2016.

▪  Director, Association of National Advertisers, 2006 to 2008.

▪  University of Illinois (B.S.).

▪  Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with 28 years of experience in various industries. She served as chief marketing officer at both Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. We believe her marketing expertise is invaluable as we explore branding and marketing efforts to differentiate ourselves with distribution partners and address competitive issues in the property and casualty insurance industry.
Ronald L. O’Kelley, 72 Independent Director, 2005

▪  Chairman and Chief Executive Officer, Atlantic Coast Venture Investments Inc., 2003 to 2008 and since 2009.

▪  President and Chief Executive Officer, U.S. Shipping Partners, L.P., 2008 to 2009. In April 2009, U.S. Shipping Partners, L.P. filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged reorganized as U.S. Shipping Corp. in November 2009.

▪  Executive Vice President, Chief Financial Officer and Treasurer, State Street Corporation, 1995 to 2002.

▪  Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.

▪  Certified Public Accountant (Texas) (Inactive).

▪  Duke University (A.B.).

▪  Carnegie Mellon University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. O’Kelley is the former chief financial officer of a large multi-national financial services organization. He has extensive experience in corporate restructurings for both manufacturing organizations and financial institutions. Mr. O’Kelley has a demonstrated track record for implementing corporate strategy through mergers and acquisitions, divestitures, and debt and equity fund-raisings. He has significant experience as a director of other public companies.

NOMINEES OF THE BOARD OF DIRECTORS
William M. Rue, 69 Non-Independent Director, 1977

▪  Chairman, Rue Insurance, an insurance agency, since 2013; President and former Executive Vice President, Rue Insurance, 1969 to 2013.

▪  President, Rue Financial Services, Inc., 2002 to 2012.

▪  Director, System and Affiliate Members Limited, 2015 to 2016.

▪  Director, 1st Constitution Bank, since 1989; Secretary of the Board, since 2005.

▪  Director, 1st Constitution Bancorp, since 1999; Secretary of the Board, since 2005.

▪  Director, Robert Wood Johnson University Hospital at Hamilton, since 1994; Chairman, since 2015.

▪  Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.

▪  Director, Robert Wood Johnson Health Care Corp., since 2011.

▪  Trustee, Rider University, 1993 to 2012 and since 2013.

▪  Member, Independent Agents & Brokers Association.

▪  Member, Society of Chartered Property and Casualty Underwriters.

▪  Member, Professional Insurance Agents Association.

▪  Member, Management Committee, PL Services, LLC.

▪  President, The Rue Foundation, since 2004.

▪  Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for 48 years, and was the chief executive of his agency for 30 years. Because we principally distribute our products through independent agents, we believe it is extremely valuable for informed business and strategic decision-making for the Board to have input from, and understand the views of, an independent agent who has strong knowledge of our operations and the competitive landscape.
John S. Scheid, 61 Independent Director, 2014

▪  Owner and sole member, Scheid Investment Group, LLC, since 2013.

▪  Director, Dynamis Corporation, since 2016.

▪  Director, Messmer Catholic Schools, since 2013; Chairman, since 2016.

▪  Member, Finance Council for the Archdiocese of Milwaukee, since 2016.

▪  Chairman, Accounting Examining Board, State of Wisconsin, since 2013.

▪  Member, Golden Angels Investment Group, since 2013.

▪  Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

▪  Investment Committee Member, Marquette University High School, since 2011.

▪  PricewaterhouseCoopers, LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions 1977 to 1988.

▪  Director and Audit Committee Chair, Pine River Re Holdings Ltd, March to December 2014.

▪  Member, Board of Governors, Junior Achievement Worldwide, since 2004; Audit Committee Chair, since 2004.

▪  Certified Public Accountant (Wisconsin).

▪  University of Notre Dame (B.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in financial management, public company governance, and corporate transactions. Mr. Scheid’s financial experience and keen sense of industry trends are extremely valuable to Selective in the constantly changing cycle of the property and casualty insurance industry.

NOMINEES OF THE BOARD OF DIRECTORS
J. Brian Thebault, 65 Independent Director, 1996

▪  Partner, Thebault Associates, since 1987.

▪  Chairman, Earth-Thebault, 2007 to 2009.

▪  Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.

▪  Director, Curex Group Holdings LLC, since 2010.

▪  Trustee, The Peck School, 1994 to 2010.

▪  Trustee, The Delbarton School, 1990 to 2007.

▪  University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	For most of his career, Mr. Thebault has run closely-held businesses, which is the ownership structure of many of our commercial customers. Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.
Philip H. Urban, 64 Independent Director, 2014

▪  President and Chief Executive Officer, Grange Insurance, 1999 to 2010.

▪  President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.

▪  Senior Vice President, Great American Insurance Company, 1990 to 1996.

▪  Chairman, Integrity Insurance, 2002 to 2010.

▪  Chairman, The Grange Bank, 1999 to 2007.

▪  Director, The Jeffrey Company, since 2005.

▪  Miami University of Ohio (B.A.).

▪  Ohio State University (M.B.A).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Urban has a wealth of property and casualty insurance experience, both as a senior executive and as a board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, and insurance products and technology, which he uses to contribute to Selective’s strategic direction.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of February 21, 2017:

▪	The number of shares of Selective common stock beneficially owned by each director, the Chairman of the Board and Chief Executive Officer (the “Chief Executive Officer” or “CEO”), and the other named executive officers, as described in our Compensation Discussion and Analysis in this Proxy Statement; and

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

	Number of Shares
Name of Beneficial Owner	Common Stock		Options Exercisable Within 60 Days of February 21, 2017	Total Shares Beneficially Owned(1)	Percent of Class
Bauer, Paul D.	75,209		28,840	104,049	*
Brown, A. David	13,850		28,840	42,690	*
Burville, John C.	81,635		28,840	110,475	*
Doherty, Robert Kelly	15,176		0	15,176	*
Lanza, Michael H.	34,619		0	34,619	*
Marchioni, John J.	150,799		0	150,799	*
Morrissey, Michael J.	17,614		11,565	29,179	*
Murphy, Gregory E.	246,814		17,107	263,921	*
Nicholson, Cynthia S.	25,769		7,953	33,722	*
O’Kelley, Ronald L.	49,554		28,840	78,394	*
Rue, William M.	397,390	(2)	28,840	426,230	1%
Scheid, John S.	9,825		0	9,825	*
Thatcher, Dale A.	50,421		0	50,421	*
Thebault, J. Brian	93,086	(3)	28,840	121,926	*
Urban, Philip H.	10,067		0	10,067	*
All directors and executive officers, as a group (16 persons)	1,271,828		209,665	1,481,493	3%

* Less than 1% of the common stock outstanding.

(1) No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2) Includes: (i) 42,803 shares held by Chas. E. Rue & Son, Inc. t/a Rue Insurance (“Rue Insurance”), an independent insurance agency of which Mr. Rue is Chairman and owner of more than a 10% equity interest (see the section entitled, “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

(3) Includes 117 shares held in custody for, and 103 shares held by, a daughter of Mr. Thebault.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2016, based on Schedules 13G/A filed by the beneficial owners on January 27, 2017, February 13, 2017, February 9, 2017, and February 14, 2017, respectively, with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,622,632 shares of common stock	9.7%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,898,046 shares of common stock	8.5%
Common Stock	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,785,664 shares of common stock	8.3%
Common Stock	Macquarie Group Limited 50 Martin Place Sydney, New South Wales, Australia	2,906,731 shares of common stock	5.0%

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

EXECUTIVE OFFICERS
Gregory E. Murphy, 61 Chairman and Chief Executive Officer	▪ For information regarding Mr. Murphy, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
John J. Marchioni, 47 President and Chief Operating Officer

▪  Present position since 2013.

▪  Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

▪  Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

▪  Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

▪  Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

▪  Various insurance operations and government affairs positions, Selective, 1998 to 2005.

▪  Director, Consumer Agent Portal, LLC, since 2011.

▪  Director, Commerce and Industry Association of New Jersey, since 2015.

▪  Chartered Property Casualty Underwriter (CPCU).

▪  Princeton University (B.A.).

▪  Harvard University (Advanced Management Program).

EXECUTIVE OFFICERS
Mark A. Wilcox, 49 Executive Vice President, Chief Financial Officer

▪  Present position since January 2017.

▪  Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd., 2005 to 2016.

▪  Vice President and Internal Auditor, RenaissanceRe Holdings Ltd., 2003 to 2005.

▪  Senior Manager, Audit and Business Advisory Services – Insurance Practice, PricewaterhouseCoopers LLP, 2001 to 2003; various positions, 1997 to 2001.

▪  Certified Public Accountant (Washington, D.C).

▪  Chartered Financial Analyst.

▪  University of South Florida (B.S.).

▪  Georgetown University (M.B.A.).

▪  Oxford University, Graduate Summer Program in International Management.

Michael H. Lanza, 55 Executive Vice President, General Counsel, and Chief Compliance Officer

▪  Present position since 2007.

▪  Senior Vice President and General Counsel, Selective, 2004 to 2007.

▪  Trustee, Newton Medical Center Foundation, since 2014.

▪  Member, Society of Corporate Secretaries and Corporate Governance Professionals.

▪  Member, National Investor Relations Institute.

▪  University of Connecticut (B.A.).

▪  University of Connecticut School of Law (J.D.).

TRANSACTIONS WITH RELATED PERSONS

Director William M. Rue is Chairman, and owns more than 10%, of the equity of Rue Insurance, an independent insurance agency that has been appointed to do business on behalf of Selective’s insurance subsidiaries since 1928. Mr. Rue has two children who are employed by Rue Insurance: a daughter; and a son, who also serves as president of the agency. The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other agents of Selective’s insurance subsidiaries and includes the right to: (i) receive commissions for policies placed; and (ii) participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017.

In 2016, Rue Insurance placed insurance policies for its customers and itself with Selective’s insurance subsidiaries and earned $2.8 million of commissions on direct premiums written of $10.4 million. Selective expects the relationship with Rue Insurance will continue in 2017. For additional information regarding Mr. Rue, see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in Selective’s common stock.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including: (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

The Board of Directors has determined that all directors are independent under NASDAQ and SEC rules and regulations – except Messrs. Murphy and Rue. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the directors. For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled, “Transactions with Related Persons.”

When the Board determined the independence of Ronald L. O’Kelley, it considered that two of his daughters and a son-in-law are employed with companies with which we do business. As: (i) Mr. O’Kelley, his daughters, and son-in-law have no involvement in such transactions; (ii) the relationships with such companies pre-date the employment of his daughters with these companies and his daughter’s marriage to the son-in-law; and (iii) the amount of revenue involved in such arrangements is immaterial to the business of such entities, the Board determined that these arrangements do not affect Mr. O’Kelley’s independence under applicable NASDAQ and SEC rules and regulations.

A daughter of Mr. O’Kelley is Vice President for Quality Improvement & Compliance with Liberty Mutual Insurance Company (“Liberty Mutual”). One of our insurance subsidiaries has had an agreement since 2011 with a Liberty Mutual subsidiary that provides long-term disability insurance and long-term, short-term and related disability and leave management services to Selective and its employees. The aggregate annual premium Selective pays for these services is approximately $653,000, including approximately $257,000 of contributions by Selective’s employees for supplemental disability insurance coverage. Liberty Mutual’s aggregate revenues for 2016 were approximately $38.3 billion. Mr. O’Kelley’s daughter has no involvement with Selective’s insurance program with Liberty Mutual. In 2014, another daughter of Mr. O’Kelley became Managing Director of State Street Global Markets, LLC, a subsidiary of State Street Corporation (“State Street”). Selective paid State Street Bank and Trust Company, a subsidiary of State Street, approximately $185,000 in 2016 for security custodial and banking services, and approximately $305,000 to State Street Global Exchange U.S. LLC, another subsidiary of State Street, for use of a software system. State Street’s aggregate revenues for 2016 were approximately $10.2 billion. Mr. O’Kelley’s daughter has no involvement with these transactions. This same daughter is married to the Vice President, Executive Relationship Manager – US / Canada of American International Group, Inc. (“AIG”). AIG is a capital contributor to Lloyd’s Syndicate 1414, which participated on certain layers of our 2016 casualty reinsurance treaty. In addition to Syndicate 1414, we also ceded premium to American International Reinsurance Company (“AIRCO”), an AIG subsidiary. AIRCO is a participant on several layers of our property catastrophe reinsurance program. The total ceded premium for 2016 associated with Syndicate 1414 and AIRCO was $121,306. In addition, National Union Fire Insurance Company of Pittsburgh (“National Union”), a subsidiary of AIG, participated in our 2008 national workers compensation reinsurance pool quota share treaty. In 2016, we received approximately $23,000 in recovered net losses under that treaty from National Union. Neither Mr. O’Kelley’s daughter, nor his son-in-law, has any involvement with these payments under these treaties.

When the Board determined the independence of John S. Scheid, it considered that we currently provide insurance coverage to the Messmer Catholic Schools (“Messmer”), a charitable organization that supports Wisconsin independent schools of which Mr. Scheid has been a director since 2013 and chairman since 2016. We provide the insurance coverage to Messmer on terms no more favorable than to other third parties. As Mr. Scheid has no involvement in the securing of such insurance policy coverage, and his relationship with Messmer pre-dates his membership on our Board, the Board determined that this arrangement does not affect Mr. Scheid’s independence under applicable NASDAQ and SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires Selective’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Selective’s equity securities. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish Selective with copies of all Section 16(a) Exchange Act reports they file. Based solely on Selective’s review of the provided copies of Forms 3, 4, and 5, or written representations from certain reporting persons that Forms 5 were not required, Selective believes that all directors, executive officers, and greater than 10% beneficial owners timely met all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2016.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. Paul D. Bauer is presently the Lead Independent Director. In 2016, Selective’s independent directors met four times outside the presence of management.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be re-elected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairman of the Board within five days following the certification of the election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to his or her resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for re-election must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Stock Ownership and Retention Requirements and Hedging

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines, which are based on prevailing corporate governance practices, are included in our Corporate Governance Guidelines, which are available in the Corporate Governance subsection of the Investors section of www.Selective.com.

The following table shows the common stock ownership guidelines for our directors and certain officers. Each director must meet the guidelines within five years of his or her first election to the Board and each officer must meet the guidelines on the later of March 31, 2015 or within six years of attaining the specified position:

Position	Requirement
Directors	5 x annual retainer
Chairman and CEO	4 x base salary
Chief Operating Officer	3.5 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

▪	Unexercised stock options are not counted; and

▪	Deferred shares of Selective common stock held in accounts of directors are counted.

Officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any company equity compensation plan or other written compensatory arrangements that pays out after July 27, 2011, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement as set forth above. Our directors and officers have met, or are on track to meet, the required ownership guidelines.

Selective officers, directors, and employees are prohibited from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Selective common stock. These transactions would allow an officer, director, or employee to hold Selective securities without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as Selective’s other stockholders. For this reason, such hedging or monetization transactions are prohibited.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings in 2016. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees for the period during which they were directors in 2016. Selective expects all directors to attend the Annual Meeting, and all directors serving on the Board on May 4, 2016 attended the 2016 Annual Meeting.

The Board has five standing committees:

▪	Audit Committee;

▪	Corporate Governance and Nominating Committee;

▪	Executive Committee;

▪	Finance Committee; and

▪	Salary and Employee Benefits Committee.

The following tables provide information on each of the five committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2016 Meetings: 5

Responsibilities:

▪  Oversee the accounting and financial reporting processes and the audits of the financial statements.

▪  Review and discuss with Selective’s management and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC.

▪  Monitor the activities of Selective’s Internal Audit Department and review and concur in the appointment, compensation, replacement, reassignment, or dismissal of the Chief Audit Executive.

▪  Monitor Selective’s internal controls regarding finance, accounting, and legal compliance.

▪  Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

▪  Assist the Board in overseeing Selective’s enterprise risk management function. Discuss with management Selective’s major financial, operational, or other risk exposures and steps management has taken to monitor and manage such exposures.

▪  Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
John S. Scheid, Chairperson and designated Audit Committee financial expert	Yes
Paul D. Bauer	Yes
John C. Burville	Yes
Robert Kelly Doherty	Yes
Ronald L. O’Kelley	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2016 Meetings: 5

Responsibilities:

▪  Establish criteria for director selection and identify and recommend to the Board nominees for director.

▪  Review and assess Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪  Recommend to the Board the directors to serve as members of the various Board committees, chairpersons of the various committees, and Lead Independent Director.

▪  Advise the Board regarding Board composition, procedures, and committees.

▪  Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

▪  Oversee the self-evaluations of the Board and its various committees.

▪  Review, jointly with the Salary and Employee Benefits Committee, CEO and executive management succession planning and professional development.

▪  Make a recommendation to the Board as to whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
A. David Brown	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2016 Meetings: 0

Responsibilities:

▪  Authorized by Selective’s By-Laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.

▪  Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
Gregory E. Murphy, Chairperson	No
Paul D. Bauer	Yes
John C. Burville	Yes
Robert Kelly Doherty	Yes
John S. Scheid	Yes
J. Brian Thebault	Yes

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2016 Meetings: 4

Responsibilities:

▪  Review and approve changes to Selective’s investment policies, strategies, and programs.

▪  Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪  Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪  Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers of the program.

▪  Appoint members of Selective’s Management Investment Committee.

▪  Review and make recommendations to the Board regarding payment of dividends.

▪  Review Selective’s capital structure and significant expenditures, and provide recommendations to the Board regarding financial policies and matters of corporate finance.

Director Members:	Independent
Robert Kelly Doherty, Chairperson	Yes
Paul D. Bauer	Yes
Michael J. Morrissey	Yes
Ronald L. O’Kelley	Yes
William M. Rue	No
John S. Scheid	Yes

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2016 Meetings: 6

Responsibilities:

▪  Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of Selective and its subsidiaries.

▪  Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.

▪  Review annually and approve Selective’s compensation strategy for employees.

▪  Review annually and determine the individual elements of total compensation for the CEO and other members of senior management.

▪  Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive management succession planning and professional development.

▪  Review and approve compensation for non-employee directors.

▪  Review the independence and engagement of the independent executive compensation consultant.

Director Members:	Independent
John C. Burville, Chairperson	Yes
A. David Brown	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

RISK MANAGEMENT

Board Leadership Structure

Our two principal Board leadership positions are: (i) Chairman of the Board; and (ii) Lead Independent Director. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent non-executive Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The Corporate Governance and Nominating Committee also conducts annual self-assessments of the Board and its various committees and evaluates their effectiveness.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairman and CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairman and CEO;

▪	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

▪	Assuring that the Chairman and CEO understands the Board’s views on all critical matters;

▪	Assuring that the Board understands the Chairman and CEO's views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairman of such meetings.

Our Lead Independent Director is Paul D. Bauer, who was appointed in 2013 and has served on our Board since 1998. Our Chairman of the Board since 2000 is Gregory E. Murphy, our Chief Executive Officer. At this time, we believe there is a benefit to having Mr. Murphy serve as both Chairman of the Board and Chief Executive Officer. As the executive with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and to ensure that key business issues and risks are brought to the attention of our Board or its appropriate committee.

Enterprise Risk Management

Our Board oversees our overall enterprise risk management process, which follows, among other things, the 2004 Enterprise Risk Management – Integrated Framework of the Treadway Commission of the Committee of Sponsoring Organizations. We began our formal enterprise risk management process over 16 years ago. Its key components include identification and measurement, reporting, and monitoring of major risks, and the development of appropriate responses.

In addition to the Board’s oversight of overall risk and the enterprise risk management process, various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the Board:

▪	The Audit Committee, on operational, financial, and compliance risks;

▪	The Corporate Governance and Nominating Committee, on governance and certain compliance risks;

▪	The Finance Committee, on investment risk, non-investment credit risk, including reinsurance risk, insurance leverage, and associated financial risk; and

▪	The Salary and Employee Benefits Committee, on employee resources and compensation strategy risks.

The Chief Executive Officer, who is the executive ultimately responsible for risk, and the Executive Risk Committee are responsible for the holistic evaluation and supervision of our aggregated risk profile and determination of future risk management actions in support of our overall risk appetite. The Executive Risk Committee uses various management committees for detailed analysis and management of specific major risks. The Executive Risk Committee primarily consists of the Chief Executive Officer, his direct reports and key operational leaders, each of whom is responsible for management of risk in his or her respective area, and a Chief Risk Officer, who reports to the Chief Financial Officer. The Executive Risk Committee meets at least quarterly and reviews and discusses various aspects and the interrelation of Selective’s major risks, including, but not limited to, capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis. The Executive Risk Committee provides a structured forum for consideration of risks that either may preclude us from achieving our strategic goals or may provide potential opportunities to be pursued. Consistent with the requirements of state insurance regulators, our insurance subsidiaries annually file their Own Risk and Solvency Assessment report, which is an internal assessment of our insurance subsidiaries’ solvency. The Chief Risk Officer develops the report in coordination with members of the Executive Risk Committee, and the report is provided to the Board. The Chief Risk Officer reports on the Executive Risk Committee’s activities, analyses, and findings to the Board or the appropriate Board committee, and provides a quarterly update on certain risk metrics.

In overseeing the analysis and management of risk, the Board regularly receives, analyzes, and makes due inquiry regarding reports from its various committees and management. We believe our Board’s leadership structure and the Lead Independent Director position supports the Board’s ability to evaluate and manage risk effectively.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we conducted an internal risk assessment of our compensation policies and programs. In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust. We also analyzed the issues set forth in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our reportable segments are similar and no reportable segment carries a disproportionate portion of our corporate risk profile. For example, our insurance segments, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism, while our investment segment, which invests premiums collected by the insurance segments and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

▪	Our compensation policies are consistent with our overall risk structure and a significant portion of our senior officers’ compensation is awarded on the accomplishment of financial performance goals that are measured over a three-year period; and

▪	In addition to our compensation policies and practices around incentivizing our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive set of management and Board committees that focus on analysis, management, and reporting of specific major risks of the organization and robust internal audit processes. These controls and governance processes, along with our risk management process, as described in the Enterprise Risk Management section of this proxy, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile to our stated risk appetite.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether those features align with our compensation philosophy;

▪	The compensation program has multiple financial and strategic measures that balance profitability and growth. Our financial goals are based on a statutory combined ratio, which is an accepted insurance industry standard of profitability, return on equity, statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. Our strategic goals are based on, among other things, pricing, retention, and profitability of business, that are intended to incentivize profitable growth;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

▪	The stock ownership and retention requirements for management, as outlined in the section entitled, “Stock Ownership and Retention Requirements and Hedging” of this Proxy Statement;

▪	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry regarding reports from its various committees, including the Salary and Employee Benefits Committee, and management’s Executive Risk Committee.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that sets out guiding business ethics principles for all Selective personnel, including executive officers. The Code of Conduct can be found in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides our stockholders information about our 2016 compensation program for the following named executive officers (“NEOs”):

  Gregory E. Murphy, Chairman and Chief Executive Officer;

  Dale A. Thatcher, former Executive Vice President, Chief Financial Officer and Treasurer;

  John J. Marchioni, President and Chief Operating Officer; and

  Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer.

In 2014 in connection with succession planning and Mr. Marchioni’s appointment as President and Chief Operating Officer, certain reporting relationships were reorganized and Messrs. Thatcher, Marchioni, and Lanza became Mr. Murphy’s only direct reports. Effective December 31, 2014, our Board of Directors designated the CEO and his three direct reports as Selective’s only “executive officers” under Section 16 of the Exchange Act. After Mr. Thatcher’s retirement on September 1, 2016, Mark A. Wilcox was elected Executive Vice President and Chief Financial Officer effective January 1, 2017.

Consideration of 2016 Say-on-Pay Advisory Vote Results

As they have done each year since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. At our 2016 Annual Meeting of Stockholders, our stockholders once again voted on an advisory basis to approve the compensation of our NEOs, with over 96% of votes cast voting in favor of the proposal. We considered these results and, in light of our stockholders’ indicated support for our compensation decisions, did not make any material changes in our 2016 compensation decisions and policies. We have continued to maintain our emphasis on providing a combination of both short- and long-term incentive compensation, which we believe rewards our executives for delivering stockholder value.

2016 Corporate Performance Highlights

In 2016, we delivered on an aggressive business plan that outperformed the industry statutory combined ratio1 by approximately nine points. We generated operating return on equity2 (“OROE”) of 11.0%, which was: (i) 1.1 points above our budgeted projection for the year, and (ii) above the A.M. Best Company expected 2016 industry return on surplus of 6.0%. For the second year in a row, we also produced a new company record low statutory combined ratio of 91.8% (89.0% excluding catastrophe losses), which compares very favorably to A.M. Best Company’s expected 2016 industry statutory combined ratio of 100.7% with 4.9 points of catastrophe losses.

STATUTORY COMBINED RATIO

In addition to the significant combined ratio improvements, other key accomplishments for 2016 included the following:

  Our stock price ended 2016 at $43.05, an increase of 28% from year-end 2015;

  Our total shareholder return (“TSR”), which is calculated using the change in the value of Selective’s common stock price and reinvested dividends, was 30.4%, compared to the Standard & Poor’s 500 Index total return of 12.0%;

  Compared to 2015, we increased overall NPW by 8%, which was three times the A.M. Best Company projected industry growth rate of 3%;

  Compared to 2015, commercial lines NPW increased 9%, which was nine times the A.M. Best Company projected industry commercial growth rate of 1%;

  We achieved 2.9% in overall standard lines renewal pure price increases, with 2.6% in standard commercial lines and 4.8% in standard personal lines. We have successfully achieved 28 consecutive

________________________

1 The statutory combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.

2 Operating return on equity is a non-GAAP (generally accepted accounting principles) financial measure and is calculated as follows: operating income from the performance period / (stockholders’ equity at the beginning of the performance period + stockholders’ equity at the end of the year) / 2. Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with generally accepted accounting principles.

  quarters of positive standard commercial lines renewal pure price increases that outperformed the Willis Towers Watson Commercial Lines Insurance Pricing Survey by approximately 1,700 basis points, while maintaining high retention rates. Our excess and surplus lines achieved 4.9% in price increases;

  Strong retention rates of 83% for standard commercial lines and 82% for standard personal lines;

  We achieved significant progress in our workers compensation line of business, improving the 2016 accident year statutory combined ratio by nearly five points, through changes in underwriting mix and claims handling improvements;

  We received a score of 8.76 out of 10 on an independently administered agency satisfaction survey;

  We completed the assessment of our omni-channel customer service and communication capabilities and created an implementation plan, and improved our mobile applications;

  We successfully renewed our 2016 property reinsurance program, including the renewal of the collateralized catastrophe layer for a two-year term;

  We executed our expense reduction initiative resulting in maintaining overall controllable expenses below budgeted target;

  We successfully implemented initial phases of our plan to expand our standard commercial lines into Arizona and New Hampshire; and

  Compared to 2015, we increased after-tax investment income by 5%, which is 2% below our original 2016 guidance. We hired and on-boarded new core fixed income managers and a high-yield money manager, and remained focused on diversifying our portfolio and building out our alternative risk investment strategy.

In the third quarter of 2016, A.M. Best Company reaffirmed our “A (Excellent)” (with a “stable” outlook) financial strength rating, citing our excellent level of risk-adjusted capitalization, targeted regional markets with strong distribution partner relationships, and consistently profitable operating performance. During the fourth quarter of 2016, S&P Global Ratings (“S&P”) upgraded our financial strength rating to “A” from “A-” with a stable outlook. This rating change reflects S&P’s view of our strong business risk profile and strong financial risk profile, built on our strong competitive position and very strong capital and earnings. In addition, our stable outlook reflects S&P’s expectation that we will sustain our strong competitive position and operating performance. Fitch Ratings reaffirmed our “A+” rating (with a “stable” outlook) in the third quarter of 2016 and Moody’s Investors Service’s reaffirmed of our “A2” rating (with a “stable” outlook) in the second quarter of 2015.

CEO Pay for Performance

The following table sets forth Mr. Murphy’s compensation over the past five years, its dollar and percentage change from the prior year, and Selective’s TSR for the one-, three-, and five-year periods. We believe the table demonstrates the correlation between changes in Selective’s TSR and Mr. Murphy’s compensation, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and long-term performance.

	2012	2013	2014	2015	2016
CEO Total Compensation (Base Salary Rate, ACIP, and LTIP – Defined Below)	$3,000,014	$3,900,019	$3,925,011	$4,440,002	$4,890,031
$ Change from Prior Year	+$200,013	+$900,005	+$24,992	+$514,991	+$450,029
% Change from Prior Year	+7.1%	+30.0%	+0.6%	+13.1%	+10.1%
One-Year TSR	+11.9%	+43.5%	+2.6%	+26.0%	+30.4%
Three-Year TSR	+28.6%	+61.9%	+64.9%	+85.5%	+64.2%
Five-Year TSR	-2.4%	+37.1%	+89.4%	+109.3%	+170.7%

* Note: The value of “Indexed Total Shareholder Return (TSR)” at the end of each year shown above is based on the then-current value of an assumed $100 investment in Selective stock on December 31, 2011, and reflects changes in stock price and assumes that dividends paid to stockholders are reinvested in Selective stock.

Role and Function of the Salary and Employee Benefits Committee

The Salary and Employee Benefits Committee of the Board of Directors (“SEBC”) oversees executive compensation. The SEBC retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and director compensation issues. Representatives of the Compensation Consultant: (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) provide counsel to the SEBC regarding award metrics, components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested by the SEBC.

The Compensation Consultant has advised the SEBC since 2007. The Compensation Consultant’s only business with Selective is to advise the SEBC on executive and director compensation matters. In light of the factors set forth in SEC and NASDAQ rules, the SEBC has determined that the Compensation Consultant’s services do not raise a conflict of interest.

The SEBC has full autonomy in determining executive compensation and makes all final determinations regarding CEO and other NEO compensation, incorporating information provided by the Compensation Consultant. The CEO also makes compensation recommendations to the SEBC regarding the NEOs based on the CEO’s assessment of each individual’s annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers pre-established guidelines regarding award amounts and pay levels at companies with which we compete for business and executive talent (discussed below), Selective’s performance, executive retention issues, internal compensation parity, and advancement in abilities, experience, and responsibilities. The Executive Vice President and Chief Human Resources Officer and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent who will drive the organization’s success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to: (i) reward the achievement of our business objectives; (ii) recognize our executives for their individual achievements by motivating them to execute their duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results; and (iii) promote long-term relationships with our executives. We aim to provide these highly talented and qualified executives with compensation that is competitive, both in value and mix of short-term and long-term cash and stock-based components, with the total compensation paid by other property and casualty insurance companies, and other companies with which we compete for executive talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions, and we align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

  Base salary;

  Annual cash incentive program (“ACIP”) payments; and

  Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

  Fixed and variable compensation components;

  Issuances of performance-based equity and performance-based annual cash bonus awards to NEOs;

  Stock ownership and retention requirements;

  Limited perquisites; and

  Double triggers for cash and equity award payments upon a change in control under employment agreements.

Benchmarking

When making compensation decisions, the SEBC believes it is important to be informed of compensation practices at multiple comparator groups of publicly-traded companies and property and casualty insurance holding companies. The SEBC believes that:

  Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

  Measuring our compensation against practices from these two benchmark sources helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

  Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries than just a single benchmark.

Accordingly, the SEBC receives from, and reviews with, the Compensation Consultant the following benchmarking information:

  Benchmarking analyses of base salaries, annual cash incentives, total cash compensation, long-term incentives, and total compensation we pay our NEOs compared to a proxy peer group; and

  Benchmark data provided by a third-party vendor for our NEOs against a group of 54 property and casualty insurance organizations, excluding Selective.

As one reference point in setting 2016 target total compensation for the NEOs, in late 2015, the Compensation Consultant furnished the SEBC with the most recent NEO compensation information available as of that time from two market reference sources as follows:

Proxy Peers Organizations with which we compete in the sale of products and services and for talent	Third-party Vendor Survey

▪ Argo Group International Holdings, Ltd.

▪ Cincinnati Financial Corporation

▪ CNA Financial Corporation

▪ EMC Insurance Group Inc.

▪ The Hanover Insurance Group, Inc.

▪ The Hartford Financial Services Group, Inc.

▪ Navigators Group, Inc. ▪ OneBeacon Insurance Group, Ltd. ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ W. R. Berkley Corporation	▪ Property and Casualty Insurance Compensation Survey

For purposes of re-evaluating its earlier 2016 NEO compensation decisions and in establishing compensation parameters for 2017, in late 2016 and early 2017, the SEBC reviewed the most recent NEO compensation information available as of that time from these two market reference sources.

Information for the Proxy Peers in the above table (collectively, the “Proxy Peer Group”) was obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and analysis of the overall financial performance of the organizations in the group. We analyze our performance in relation to them. The Proxy Peer Group is composed of organizations that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. This information is divided into segments that most accurately reflect the size of our organization. Because we strive to engage the best talent, which may require us to recruit from organizations larger than us, we look at data from the overall property and casualty insurance industry, as reported in the Property and Casualty Insurance Compensation Survey. The Property and Casualty Insurance Compensation Survey data reviewed by the SEBC in late 2016 and early 2017 reflected data from 55 organizations, including Selective, having an annual median direct written premium of $2.4 billion and annual median revenues of $2.2 billion.

In 2016, aggregate total compensation for our NEOs (excluding Mr. Thatcher, whose cash compensation reflected his retirement date of September 1, 2016, and is therefore not relevant for the purposes of this comparison) was 39% above the total average median of the reference market sources.  The SEBC deemed the positioning to market to be appropriate based on Selective’s 2016 performance. The components comprising total compensation differed from market to varying degrees.  Specifically, base salary was above the total average median by 13% and annual cash incentive awards were 108% above the total average median, resulting in annual total cash compensation that was above the total average median by 57%.  The grant date fair value of our 2016 long-term incentive awards was 25% above the total average median.  The SEBC felt that each NEO’s compensation was appropriately positioned relative to market considering their individual accomplishments and contributions, the degree to which we achieved our 2016 goals, and related outperformance to the expected industry performance by A.M. Best Company.

2016 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentage of total variable and total fixed compensation for the CEO and the other NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed (base salary) versus variable (ACIP and LTIP). When evaluating 2016 compensation for our CEO and other NEOs, the SEBC considered: (i) our overall results compared to budget and projected industry results; (ii) our ability to obtain renewal pure price increases on our insurance business that allowed us to achieve our statutory combined ratio targets; (iii) our ability to profitably grow NPW to meet or exceed budgeted targets; (iv) our investment income performance compared to both budget and benchmark targets; (v) significant claims improvement initiatives; and (vi) retention of top talent. These factors were viewed in light of the relative competitive positioning of the compensation of our CEO and the other NEOs.

As the table indicates, the 2016 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short-term and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive vehicles and performance time horizons, generally placing the most weight on achievement of long-term success that increases long-term stockholder value.

	Variable Compensation			Fixed Compensation
NEOs	2016 Short-Term (ACIP)	2016 Long-Term (LTIP)	2016 Total Variable (ACIP & LTIP)	2016 Base Salary
Gregory E. Murphy	39%	42%	81%	19%
Dale A. Thatcher	31%	36%	67%	33%
John J. Marchioni	41%	35%	76%	24%
Michael H. Lanza	35%	31%	66%	34%

The charts below reflect the allocation of 2016 compensation to LTIP, ACIP, and base salary for the CEO and an average for all other NEOs:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for positions with comparable job content and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives with similar responsibilities at comparable companies. When establishing the base salaries of NEOs, the SEBC also considers:

  The functional role of the executive’s position;

  The executive’s level of responsibility;

  The executive’s growth in the position, including skills and competencies;

  The executive’s contribution and performance; and

  The organization’s ability to replace the executive.

Based on these considerations and on their respective accomplishments and contributions as described below in the section entitled, “2016 Compensation Actions for the CEO and Other NEOs,” the SEBC increased the base salaries of the CEO and the other NEOs in early 2016 during our regular salary review process, as follows: Mr. Murphy, 2%; Mr. Thatcher, 4%; Mr. Marchioni, 5%; and Mr. Lanza, 4%.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and/or financial organizational performance goals. For 2016, all of the NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”). ACIP awards made to our NEOs are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2016 ACIP Measures for NEOs

In order for the 2016 ACIP awards to the NEOs (who are covered under Code Section 162(m)) to qualify as performance-based compensation, the SEBC determined in February 2016 that the 2016 ACIP awards for covered employees would fund at each individual’s maximum based on our achievement in 2016 of a single performance measure; namely positive net income as defined under generally accepted accounting principles. The maximum award opportunity established by the SEBC for each of our NEOs under the ACIP is shown below under the section entitled, “2016 ACIP Payment Opportunities and Awards for NEOs.” If we did not achieve positive net income in 2016, the maximum ACIP awards for executive officers would have been determined based entirely on the degree of achievement of the general corporate financial and strategic performance goals used in determining the funding of ACIP awards for employees other than covered employees (the “Corporate ACIP Measures”).

By achieving positive net income of $158.5 million in 2016, we met the performance requirements under Code Section 162(m) and the SEBC could have paid up to the individual maximum amounts for the 2016 ACIP awards or exercised negative discretion. Based on our strong performance and the CEO’s outstanding leadership in 2016, the SEBC awarded the CEO the maximum ACIP award. ACIP payments were awarded to the other NEOs within the range but, except for Mr. Marchioni, not to the maximum award established for such individuals based on their individual performance and the degree of achievement of the Corporate ACIP Measures.

2016 Corporate ACIP Measures

Our Corporate ACIP Measures are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. For 2016, the SEBC determined that the Corporate ACIP funding opportunity would be between 0% and 139% of target, based on attainment of the Corporate ACIP Measures. Zero percent (0%) to 89% of this target percentage was attributable to a financial performance goal of achieving a statutory combined ratio of between 88.5% and 100%, and 0% to 50% of this target percentage was attributable to the achievement of 16 measures related to the five strategic initiatives. The table below reflects total potential Corporate ACIP percentages at various statutory combined ratio percentages if all 16 measures were fully met and all potential premium points were achieved:

Statutory Combined Ratio (%)	Corporate ACIP Measures
	Financial (%)	Strategic (%)	Total (%)
100	0	50	50
99.5	4	50	54
98.5	12	50	62
97.5	19	50	69
96.5	27	50	77
95.5	35	50	85
94.5	42	50	92
93.5	50	50	100
92.5	58	50	108
91.5	65	50	115
90.5	73	50	123
89.5	81	50	131
88.5	89	50	139

2016 Corporate ACIP Measure Results

The 2016 Corporate ACIP Measure results are as follows:

Strategic Initiatives Results

Strategic Initiative	Measure	Point Value	Results
GROWTH
	Formulate program plan for geographic expansion – per established scheduled.	2 pts	Achieved 2 pts
	Generate a specified amount of direct new standard commercial and bond premium.	0 – 3 pts	Achieved 2.2 pts
	Generate a specified amount of direct new personal lines premium.	0 – 2 pts	Achieved 1.1 pts
Aligning Resources	Achieve a specified amount of net renewal commercial lines direct premium.	0 – 3 pts	Achieved 3 pts
for Profitable	PROFITABILITY
Growth	Achieve designated number of damage estimates utilizing improved specified procedures.	2 pts	Achieved 2 pts
	Achieve a specified commercial lines pure rate target on standard renewal business.	0 – 3 (plus 2 pt premium)	Achieved 3.8 pts
	Achieve a specified commercial loss ratio mix improvement through targeted underwriting actions.	0 – 3 pts (plus 3 pt premium)	Achieved 6 pts
	Achieve targeted workers compensation new business production in specified hazard grades.	0 – 2 pts	Achieved 1.1 pts
Create a Superior Omni-Channel	Complete designated planning stage for upgrade of customer self-service portal as scheduled.	3 pts	Achieved 3 pts
Experience	Implement specified phases of new master data management system as scheduled.	0 – 3 pts	Achieved 3 pts
Leverage Data & Treat Info as a	Enable specified phases of a project to improve underwriting processes as scheduled.	3 pts	Achieved 3 pts
Valued Corporate Asset	Implement designated personal lines customer segmentation and marketing strategy initiatives.	3 pts	Achieved 3 pts

Strategic Initiative	Measure	Point Value	Results
Optimize	Beat overall controllable expense budget target.	3 pts	Achieved 3 pts
Operational Effectiveness	Deploy initial phase of new claims system as scheduled.	4 pts	Achieved 0 pts
& Efficiency	Implement designated agency-related digital technology initiatives as scheduled.	0 – 5 pts	Achieved 5 pts
Create a Highly Engaged Team	Implement specified pre- and post-hire onboarding program initiatives.	0 – 6 pts	Achieved 6 pts
TOTAL ACHIEVED			47.2 pts

As reflected in the above table, we fully achieved 12, and partially achieved three, of the 16 measures under the ACIP’s five 2016 strategic initiatives, which equates to the strategic performance goal component under the Corporate ACIP Measures generating funding at 47.2%.

Financial Performance Results

For 2016, our overall statutory combined ratio was 91.8%, which included 2.8 points of catastrophe losses. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 63.1%.

2016 Corporate ACIP Measure Results

For 2016, our Corporate ACIP Measures, both strategic initiatives and financial performance, resulted in total funding opportunity of 110.3%.

2016 ACIP Payment Opportunities and Awards for NEOs

The ACIP payment opportunities for the NEOs earned in 2016 and paid in 2017 were based on competitive market levels and set as a percentage of annual base salary. For Mr. Thatcher, his earned ACIP payment reflects his contributions through his retirement on September 1, 2016. The following table sets forth for each NEO the 2016 minimum and maximum ACIP opportunities, the SEBC’s actual 2016 award as a percentage of base salary, and the percentage increase or decrease in ACIP from 2015 to 2016:

NEO	Minimum 2016 ACIP Opportunity as % of Base Salary	Maximum 2016 ACIP Opportunity as % of Base Salary	Actual 2016 ACIP as % of Base Salary	% Change in ACIP from 2015 to 2016
Gregory E. Murphy	0%	200%	200%	2%
Dale A. Thatcher	0%	150%	94%	-31%
John J. Marchioni	0%	175%	175%	8%
Michael H. Lanza	0%	150%	102%	10%

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders and encourage their long-term retention. By aligning financial rewards with the economic interests of our stockholders, leaders are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash vehicles under our LTIP to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We establish a dollar denominated target for each employee eligible to participate in the LTIP, including the NEOs. All individual target award amounts are aggregated to determine the total LTIP award pool.

LTIP awards are granted in overlapping three-year cycles and are allocated among performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage executive officers to continue their tenure with us and align their economic interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2014 through 2016 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/14 – 12/31/16	Cumulative OROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus(1)
01/01/15 – 12/31/17	Cumulative OROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus
01/01/16 – 12/31/18	Cumulative OROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus

(1) Statutory operating return on policyholder surplus is a measurement of profitability that reflects the amount of operating income generated by dividing operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2016, the SEBC considered several factors, including: (i) each NEOs ability to drive and impact our performance over the three-year performance period; (ii) each NEOs performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year, as outlined below; (iii) each NEOs total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iv) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Sixty percent (60%) of the total grant date fair value of each NEO’s LTIP award made in 2016 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “2014 Omnibus Stock Plan”). The 2016 performance-based grants are directly linked to the interests of stockholders based on, and subject to, the following conditions:

  Three-year vesting period; and

  Achievement at the end of any calendar year during the three-year period beginning on January 1, 2016 and ending on December 31, 2018 of either: (i) a cumulative OROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2015); or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and at the same dividend rate paid to all Selective stockholders. Payment of DEUs, which are payable in shares of Selective common stock, remains subject to the same vesting conditions and performance measures applicable to the underlying restricted stock units. DEUs are not paid out until the related restricted stock units vest. This use of performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining forty percent (40%) of the grant date fair value of the NEO’s LTIP award granted in 2016 consisted of performance-based cash incentive units granted under the Cash Incentive Plan. Performance-based cash incentive units granted in 2016 are directly linked to the interests of stockholders based on, and subject to, the following terms:

  Three-year performance period;

  The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

  The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:
Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	117%	133%	150%	167%	183%	200%
	70%	83%	100%	117%	133%	150%	167%	183%
	60%	67%	83%	100%	117%	133%	150%	167%
	50%	50%	67%	83%	100%	117%	133%	150%
	40%	33%	50%	67%	83%	100%	117%	133%
	30%	17%	33%	50%	67%	83%	100%	117%
	<=20%	0%	17%	33%	50%	67%	83%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

In establishing the peer group (the “Cash Incentive Unit Peer Group”) for 2016 for comparing performance and determining the ultimate number of performance-based cash incentive units earned, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

▪ Auto-Owners Insurance Group ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ Donegal Insurance Group ▪ The Hanover Insurance Group, Inc. ▪ Liberty Mutual Group Inc.	▪ Main Street America (National Grange) ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ Utica National Insurance Group ▪ Westfield Group

Timing of LTIP Awards

Restricted stock unit and cash incentive unit awards are generally granted each year following the release of Selective’s year-end earnings results.

2013 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2013 LTIP award grants and the corresponding payout in 2016:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2013 Grant Results
Restricted Stock Units Generate a cumulative OROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2012), or achieve a 5% cumulative growth in policy count or NPW at any calendar year end during the performance period.	Achieved 5% cumulative growth of NPW	100%

Cash Incentive Units(1)

TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory combined ratio relative to peer index for the period of January 1, 2013 to December 31, 2015.

	Achieved a TSR factor of 185.53%, a statutory combined ratio of 95.6%, and NPW growth of 24%	183% of units at $185.53

(1) Cash incentive unit awards are denominated in units with an initial value of $100. Appreciation or depreciation is based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year statutory combined ratio relative to this peer group index.

2016 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2016 compensation decisions for our CEO and the other NEOs, with respect to base salary, ACIP awards, and LTIP awards, the SEBC considered the overall and individual accomplishments and contributions of each NEO. The ACIP and LTIP components of our compensation program are limited by the required achievement of pre-determined financial and strategic goals. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, the SEBC made the following compensation decisions in 2016:

  For the CEO, Mr. Murphy’s:

    Base salary increased by 2%;

    ACIP payment for 2016 was 2% higher than his 2015 ACIP payment;

    LTIP award granted in February 2016 was 24% higher than his grant in the previous year; and

    Total compensation based on salary, ACIP payment, and LTIP was 10% higher for 2016 compared to 2015.

Mr. Murphy, as CEO, has ultimate responsibility for the achievement of all financial, strategic, and investment goals. Accordingly, in making its compensation decisions for Mr. Murphy, the SEBC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the section entitled “2016 Corporate Performance Highlights,” and a comprehensive written performance appraisal completed by non-employee members of Selective’s Board of Directors.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, the factors noted above in the 2016 Corporate Performance Highlights, and guidance provided by the Compensation Consultant regarding CEO pay trends, the SEBC determined that Mr. Murphy’s 2016 ACIP would be set at 200% of base salary. This compares to his initial ACIP opportunity range of 0-200% of base salary. As the ACIP component of Mr. Murphy’s compensation is tied to our annual financial and strategic goals, including net income, the 2016 ACIP payment reflects the exceptional results achieved by our Insurance Operations. The SEBC determined that Mr. Murphy’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy.

Our other NEOs were critical in executing Selective’s 2016 strategic goals and key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions for the other NEOs:

  Base salaries for Messrs. Marchioni, Lanza, and Thatcher increased in 2016 by 5%, 4%, and 4%, respectively;

  LTIP awards granted in February 2016 for Messrs. Thatcher, Marchioni, and Lanza, increased by 9%, 21%, and 7%, respectively, compared to LTIP payments for 2015;

  ACIP payment for Mr. Thatcher decreased by 31% reflecting his retirement in September 2016, and payments for Messrs. Marchioni and Lanza for 2016 increased by 8% and 10%, respectively; and

  Total compensation based on base salary, ACIP payment, and LTIP awards for Messrs. Marchioni and Lanza increased for 2016 compared to 2015 by approximately 11% and 7%, respectively, and for Mr. Thatcher, decreased by approximately 8%, reflecting his retirement in September 2016.

In making compensation decisions regarding base salary and LTIP for the other NEOs, the SEBC considered the following for each NEO:

Mr. Thatcher – In addition to his general management responsibility as a member of the executive management team, Mr. Thatcher, as Executive Vice President, Chief Financial Officer and Treasurer, had, prior to his retirement, primary responsibility for all financial matters, including financial accounting, investor relations, tax, capital and capital management planning, treasury, investment operations, enterprise risk management, internal audit, reinsurance, contracts and procurement, and corporate communications. Mr. Thatcher’s major contributions through his retirement in September 2016, included:

  Overseeing a management committee to develop a plan to reduce the organization’s expense ratio;

  Assessing and entering into numerous state premium and federal income tax credit purchase transactions;

  Successfully renewing our 2016 property reinsurance, including the renewal of the collateralized catastrophe layer for a two-year term;

  Successfully establishing and continuing to address development opportunities for key individuals in Selective’s financial operations;

  Coordinating efforts for the completion of financial projections and tax implications associated with Selective’s geographic expansion project;

  Engaging in significant enterprise risk management activities, including active participation in industry discussions on capital standards and models;

  Coordinating the hiring and on-boarding of a new high-yield money manager and the development of our alternative risk investment strategy;

  Implementing a new investment software performance tool that improved the portfolio validation process and reduced related costs;

  Providing leadership on communication and application of strategic framework initiatives to assign resources for profitable growth, optimize operational efficiency and effectiveness, and create a highly engaged team;

  Executing our expense reduction initiative resulting in maintaining overall controllable expenses below budgeted target;

  Supporting property aggregation decisions through utilization of various catastrophe-related tools; and

  Providing evaluations of existing and proposed tax legislation, working with trade association and industry government affairs representatives to advance interests of Selective and the property and casualty insurance industry.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, the SEBC approved the CEO’s recommendation that Mr. Thatcher’s 2016 ACIP payment would be set at 94% of his base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Thatcher’s 2016 ACIP payment was 31% lower than his 2015 ACIP payment reflecting his retirement in September 2016.

Mr. Marchioni – As President and Chief Operating Officer, Mr. Marchioni is responsible for our Insurance Operations, Strategy, Actuarial, Human Resources, and Information Technology areas. Mr. Marchioni plays a key role in developing strategies that enhance profitability, growth, and competitive strength, including managing agency relations, claims, underwriting, customer service, and all regional operations. Mr. Marchioni also serves as a member of our key management committees.

Mr. Marchioni has primary responsibilities for the achievement of the 2016 Corporate ACIP strategic measures and many of his accomplishments are closely tied to these measures. Under Mr. Marchioni’s leadership, our Insurance Operations continue to focus on granular pricing and sophisticated underwriting, as well as significant improvement in claims outcomes, that we believe give us a competitive advantage. Mr. Marchioni’s major contributions in 2016 included:

  Producing a company record low statutory combined ratio of 91.8% in 2016, including catastrophe losses, and 89.0% excluding catastrophe losses, compared to an A.M. Best Company expected 2016 industry statutory combined ratio of 100.7%, which includes a catastrophe loss assumption of 4.9 points;

  Increasing overall NPW in 2016 by 8% compared to 2015, and commercial lines NPW by 5% compared to 2015;

  Achieving 2.9% in overall standard lines renewal pure price increases, with 2.6% in standard commercial lines and 4.8% in standard personal lines. We have successfully achieved 28 consecutive quarters of positive standard commercial lines renewal pure price increases that outperformed the Willis Towers Watson Commercial Lines Insurance Pricing Survey by approximately 1,700 basis points, while maintaining high retention rates. Our excess and surplus lines achieved 4.9% in price increases;

  Strong retention rates of 83% for standard commercial lines and 82% for standard personal lines;

  Improving underwriting profitability on designated standard commercial and personal lines, particularly homeowners, through rate changes, loss improvement efforts, and retention actions;

  Achieving significant progress in our workers compensation line of business, improving the 2016 accident year statutory combined ratio by nearly five points, through changes in underwriting mix and claims handling improvements;

  Executing an expense reduction initiative resulting in maintaining the overall controllable expenses below budgeted target;

  Implementing excess and surplus lines claims initiatives to improve claims outcomes, including refinements in litigation management, increased use of staff counsel, and consolidation of panel counsel firms;

  Commencing implementation of a new policy issuance system for excess and surplus lines operations;

  Achieving key omni-channel milestones, including implementing new specified phases of master data management and customer self-service systems, and digital technology initiatives;

  Implementing initial phases of geographic expansion into Arizona and New Hampshire;

  Implementing specified phases of a project to improve underwriting processes;

  Expanding participation in agency customer service development programs;

  Receiving a score of 8.76 out of 10 on an independently administered agency satisfaction survey;

  Developing a three-year strategy and approach to diversity and inclusion, and implementing an underwriter onboarding program; and

  Overseeing communication and training to embed strategic framework initiatives and specified corporate values and leadership competencies throughout the organization.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, the SEBC approved the CEO’s recommendation that Mr. Marchioni’s 2016 ACIP would be set at 175% of base salary. This compares to his initial ACIP opportunity range of 0-175% of base salary. Mr. Marchioni’s 2016 ACIP payment was 8% higher than his 2015 ACIP payment. We believe this award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – In addition to his general management responsibility as a member of the executive management team, Mr. Lanza, as Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, and compliance matters. Mr. Lanza’s major 2016 contributions were:

  Overseeing and providing legal advice on the filing of commercial and personal lines standard rate and product filings, including approvals for ElitePac product in timely fashion;

  Providing ongoing advice on various records retention and records management matters;

  Providing significant counsel on finance, investment, tax, securities, and corporate transaction matters;

  Providing significant counsel on corporate management, compliance, and disclosure matters;

  Implementing inter-departmental consolidation and related expense control plans;

  Assisting in the development of communications to embed strategic framework initiatives and specified corporate values and leadership competencies throughout the organization;

  Supporting the geographic expansion initiative by securing licensure approval in Arizona and New Hampshire and providing related counsel on government affairs and product compliance in these new markets;

  Providing advice on various marketing incentive and cross-selling initiatives;

  Coordinating with the Information Technology Department on initiating an updated data loss prevention project, including data classification;

  Continuing legal support for omni-channel customer experience initiatives;

  Providing timely and appropriate legal advice on the expansion of standard commercial, standard personal, and excess and surplus lines products;

  Supervising and coordinating various government affairs and trade association activities on rate and form filings and complex claims issues, including those relating to the National Flood Insurance Program, capital standards, and the Terrorism Risk Insurance Program Reauthorization Act; and

  Providing counsel to the claims operations on large loss, complex claims and extra-contractual matters, utilization of staff counsel and panel counsel, alternative fee arrangements, operational metrics, and claims organizational changes.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, the SEBC approved the CEO’s recommendation that Mr. Lanza’s 2016 ACIP would be set at 102% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Lanza’s 2016 ACIP payment was 10% higher than his 2015 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites are limited to tax preparation services, which is a prevailing industry practice. Messrs. Murphy and Lanza used this perquisite in 2016 and were reimbursed $3,000 and $2,850, respectively.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly-owned subsidiary of Selective, employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes a defined contribution program, a nonqualified deferred compensation plan (“Deferred Compensation Plan”) for our highly compensated officers, including the NEOs, and depending on date of hire, a defined benefit program, in which all of the NEOs participate. These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) to employees, including the NEOs, who meet eligibility requirements. Participants, other than highly compensated employees, as defined by the Internal Revenue Service, could contribute 50% of their defined compensation to the Retirement Savings Plan, up to $18,000 in 2016. Under the Retirement Savings Plan, participant contributions are matched at 100% to the first 3% of the employee’s defined compensation and 50% up to the next 3% of the employee’s defined compensation.

Participants over the age of 50, including certain of the NEOs, were eligible in 2016 to make an additional catch-up contribution to the Retirement Savings Plan, pursuant to the Code. As of April 5, 2013, in conjunction with the amendment of the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) and the related supplemental employee retirement plan, discussed further below, to curtail the accrual of additional benefits under these plans after March 31, 2016, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To the extent not matched in the Retirement Savings Plan due to the limitations under the Code and the provisions of the Retirement Savings Plan, contributions to the Deferred Compensation Plan by participants of up to 6% of base salary were matched by SICA as follows: 100% of the first 3% of the NEOs’ defined compensation and 50% up to the next 3% of the NEOs’ defined compensation. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the provisions of the Code and the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled, “Nonqualified Deferred Compensation” of this Proxy Statement.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan, and a supplemental employee retirement plan for certain executives and employees. The accrual of additional benefits under the pension program ceased as of March 31, 2016. The pension program is more fully described in the section entitled, “Pension Benefits” of this Proxy Statement.

In addition, SICA maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, which provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”3; (iii) due to resignation for “Good Reason”4 by (A) the CEO at any time, or (B) other executives within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) within two years following a change in control. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or reimbursement for such coverage, the change in control provisions of the employment agreements are triggered if the executive’s employment is terminated within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only. The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of benefit coverage provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization.

________________________

3 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the company.

4 “Good Reason” is defined in the employment agreements, but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

TAX TREATMENT AND ACCOUNTING

The SEBC generally seeks to preserve deductibility under the Code for performance-based compensation paid to its executive officers as practicable. Code Section 162(m) prohibits publicly-owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and is not paid pursuant to a stockholder approved plan.

Awards to NEOs for 2016 were granted under two performance-based stockholder approved plans: (i) the 2014 Omnibus Stock Plan; and (ii) the Cash Incentive Plan. While the SEBC generally seeks to preserve deductibility under Code Section 162(m), there may be situations where the SEBC makes compensation decisions it believes to be in the best interests of the company in which certain compensation would not be deemed deductible under Code Section 162(m). In February 2016, the SEBC approved a single performance measure under our Cash Incentive Plan to allow annual cash awards to our executives, including our NEOs, to qualify as performance-based compensation under Code Section 162(m). The single performance measure is positive net income determined in accordance with generally accepted accounting principles. In determining actual annual cash awards to our executive officers under the Cash Incentive Plan, the SEBC may adjust the maximum possible payout downwards, based upon the respective accomplishments and contributions of the executives and the Corporate ACIP Measures, as described more fully in the sections above entitled, “2016 ACIP Payment Opportunities and Awards for NEOs” and “2016 Compensation Actions for the CEO and Other NEOs.” This arrangement does not result in any duplication of payouts.

Generally accepted accounting principles require compensation expense to be measured on the income statement for all share-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock unit awards) and at market value on the day of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of generally accepted accounting principles on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, payments made to our executive officers under our nonqualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Gregory E. Murphy Chairman and CEO	2016 2015 2014	946,923 925,385 900,000	2,040,031 1,650,002 1,600,011	1,900,000 1,860,000 1,425,000	471,632 20,286 1,205,255	82,627 81,962 70,842	5,441,213 4,537,635 5,201,108
Dale A. Thatcher Former Executive Vice President, Chief Financial Officer and Treasurer	2016 2015 2014	444,840 596,154 571,154	696,210 637,400 583,541	590,000 850,000 650,000	106,353 50,381 230,845	45,493 50,138 42,825	1,882,896 2,184,073 2,078,365
John J. Marchioni President and Chief Operating Officer	2016 2015 2014	793,846 754,615 725,000	1,161,356 961,694 863,406	1,400,000 1,300,000 1,000,000	179,725 75,537 252,794	66,718 63,968 52,712	3,601,645 3,155,814 2,893,912
Michael H. Lanza Executive Vice President, General Counsel and Chief Compliance Officer	2016 2015 2014	536,923 516,923 496,923	494,578 462,844 431,703	550,000 500,000 390,000	72,904 43,010 143,254	47,688 45,594 40,011	1,702,093 1,568,371 1,501,891

(1) This column reflects the aggregate grant date fair value of the 2016, 2015, and 2014 grants of performance-based restricted stock unit awards, and 2016, 2015, and 2014 grants of performance-based cash incentive unit awards. The 2016 and 2015 grants of performance-based restricted stock units were made pursuant to the 2014 Omnibus Stock Plan and the 2014 grant of performance-based restricted stock units was made pursuant to the 2005 Omnibus Stock Plan. Such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2016, 2015, and 2014 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group; and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting, however, restricted stock unit and cash incentive unit awards granted to Messrs. Murphy, Thatcher, and Lanza, will vest upon attainment of the performance condition only, as they have achieved early retirement eligibility.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
Gregory E. Murphy	2016 2015 2014	1,224,031 990,002 960,011	816,000 660,000 640,000
Dale A. Thatcher	2016 2015 2014	416,210 377,400 343,541	280,000 260,000 240,000
John J. Marchioni	2016 2015 2014	681,356 561,694 503,406	480,000 400,000 360,000
Michael H. Lanza	2016 2015 2014	294,578 272,844 251,703	200,000 190,000 180,000

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 200% of the original grant, the ultimate maximum value of the 2015 and 2016 grants cannot be determined due to the fact that, as stated above, the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period, the maximum value of which is not determinable at this time. For the performance-based cash incentive unit awards granted in 2014, the applicable peer group factor is not available yet.

(2) Amounts in this column are annual cash incentive plan awards to the NEOs earned in 2016 and paid in 2017, earned in 2015 and paid in 2016, and earned in 2014 and paid in 2015. These awards were granted under the Cash Incentive Plan.

(3) Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2016. The changes in pension values reported in this column are attributable, in part, to fluctuations in the discount rate used to calculate present value, an increase in the years of service of the NEOs, and the impact of adopting the RP2014 Fully Generational Mortality Table that was approved by the U.S. Society of Actuaries in 2014. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(4) For 2016, amounts in this column for each NEO reflect the following (amounts in this footnote may not foot to the Summary Compensation Table due to rounding):

▪	Mr. Murphy: $30,687 of company matching contributions and $26,415 of non-elective contributions to his Deferred Compensation Plan account, $11,925 of company matching contributions and $10,600 of non-elective contributions to his 401(k) plan account, and $3,000 for tax preparation services.

▪	Mr. Thatcher: $7,265 of company matching contributions and $13,246 of non-elective contributions to his Deferred Compensation Plan account, $11,925 of company matching contributions and $10,600 of non-elective contributions to his 401(k) plan account, $1,608 for imputed income related to life insurance, and an $850 retirement gift.

▪	Mr. Marchioni: $23,798 of company matching contributions and $19,585 of non-elective contributions to his Deferred Compensation Plan account, $11,925 of company matching contributions and $10,600 of non-elective contributions to his 401(k) plan account, and $810 for imputed income related to life insurance.

▪	Mr. Lanza: $12,237 of company matching contributions and $10,077 of non-elective contributions to his Deferred Compensation Plan account, $11,925 of company matching contributions and $10,600 of non-elective contributions to his 401(k) plan account, and $2,850 for tax preparation services.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2016:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit, Restricted Stock Units, and Option Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Thres- hold ($)	Maximum ($)	Thres- hold (#)	Target (#)	Max- imum (#)	Maximum (#)
Gregory E. Murphy	2/8/2016						36,924	1,224,031
	2/8/2016			2,693	8,160	16,320		816,000
	–	0	1,900,000					–
Dale A. Thatcher	2/8/2016						12,670	416,210
	2/8/2016			924	2,800	5,600		280,000
	–	0	937,500					–
John J. Marchioni	2/8/2016						21,720	681,356
	2/8/2016			1,584	4,800	9,600		480,000
	–	0	1,400,000					–
Michael H. Lanza	2/8/2016						9,050	294,578
	2/8/2016			660	2,000	4,000		200,000
	–	0	810,000					–

(1) Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2016. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the 2014 Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0-200%, and therefore, the amount payable could be $0. The threshold selected represents the 30th percentile of the Cash Incentive Unit Peer Group; the target represents the 50th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit. No stock option awards were granted in 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unexercised options and unvested stock awards of our NEOs as of December 31, 2016:

	Option Awards			Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Gregory E. Murphy	4,154 6,514 6,439	24.07 15.35 15.53	2/6/2018 1/30/2019 2/5/2020	44,732(3) 39,446(4) 37,521(5)	1,925,707 1,698,136 1,615,291	6,400(6) 6,600(7) 8,160(8)	2,157,312 2,167,308 2,127,312
Dale A. Thatcher	-	-	-	16,775(3) 15,539(4) 12,875(5)	722,174 668,961 554,267	2,400(6) 2,600(7) 2,800(8)	808,992 853,788 729,960
John J. Marchioni	-	-	-	25,162(3) 23,907(4) 22,071(5)	1,083,216 1,029,175 950,171	3,600(6) 4,000(7) 4,800(8)	1,213,488 1,313,520 1,251,360
Michael H. Lanza	-	-	-	12,581(3) 11,356(4) 9,196(5)	541,608 488,877 395,905	1,800(6) 1,900(7) 2,000(8)	606,744 623,922 521,400

(1) The exercise price of option grants made under the 2005 Omnibus Stock Plan is the closing market price on the date of the grant.

(2) In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the Retirement Income Plan (the “RIP Early Retirement Age”) holders of performance-based restricted stock unit awards granted in 2014 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his RIP Early Retirement Age are as follows: Mr. Murphy, October 27, 2002; Mr. Thatcher, December 4, 2015; Mr. Marchioni, September 14, 2018; and Mr. Lanza, December 16, 2016. In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2015 and 2016 restricted stock unit award agreements (the “2015 and 2016 Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2015 and 2016 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his 2015 and 2016 Award Early Retirement Age are as follows: Mr. Murphy, April 11, 2010; Mr. Thatcher, July 26, 2016; Mr. Marchioni, May 28, 2024; and Mr. Lanza, December 16, 2016.

(3) Reflects number of performance-based restricted stock units initially granted on February 3, 2014 and the related accrued DEUs, which vested and were paid on February 3, 2017.

(4) Reflects number of performance-based restricted stock units initially granted on February 2, 2015 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 2, 2018.

(5) Reflects number of performance-based restricted stock units initially granted on February 8, 2016 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 8, 2019.

(6) Reflects number of performance-based cash incentive units initially granted on February 3, 2014 to the NEOs for the three-year performance period ending December 31, 2016. In the event of a termination of employment on or after an individual’s RIP Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. RIP Early Retirement Age dates for the NEOs are set forth in footnote 2. Settlement of the 2014 cash incentive unit awards will be made as soon as practicable in the 2017 calendar year, following the determination of the attainment of the applicable performance measures.

(7) Reflects number of performance-based cash incentive units initially granted on February 2, 2015 to the NEOs for the three-year performance period ending December 31, 2017. In the event of a termination of employment on or after an individual’s 2015 and 2016 Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. 2015 and 2016 Award Early Retirement Age dates for the NEOs are set forth in footnote 2. Settlement of the 2015 cash incentive unit awards will be made as soon as practicable in the 2018 calendar year, following the determination of the attainment of the applicable performance measures.

(8) Reflects number of performance-based cash incentive units initially granted on February 8, 2016 to the NEOs for the three-year performance period ending December 31, 2018. In the event of a termination of employment on or after an individual’s 2015 and 2016 Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. 2015 and 2016 Award Early Retirement Age dates for the NEOs are set forth in footnote 2. Settlement of the 2016 cash incentive unit awards will be made as soon as practicable in the 2019 calendar year, following the determination of the attainment of the applicable performance measures.

(9) The amounts in this column reflect: (i) a $168.54 per unit value for the February 3, 2014 cash incentive unit grant, a $164.19 per unit value for the February 2, 2015 cash incentive unit grant, and a $130.35 per unit value for February 8, 2016 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2016; and (ii) a 200% unit multiplier for the number of cash incentive units granted on February 3, 2014, February 2, 2015, and February 8, 2016, respectively, based on performance against the Cash Incentive Unit Peer Group. This unit multiplier reflects the maximum performance measure for all three grants. This multiplier is appropriate considering: (i) each grant’s performance has exceeded the threshold performance measure; and (ii) the maximum multiplier of 200% is at or above the actual performance of 167%, 200%, and 183% for the 2014, 2015, and 2016 grants, respectively. The performance measures are identified for the February 8, 2016 grant in the Grants of Plan-Based Awards table.

OPTION EXERCISES AND STOCK VESTED

The following table shows the option exercises and stock vesting of grants of plan-based awards by our NEOs in 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	3,480	27,492	55,293	3,427,671
Dale A. Thatcher	12,953	263,152	21,196	1,313,948
John J. Marchioni	17,107	394,570	47,348	2,341,461
Michael H. Lanza	-	-	16,219	1,005,444

(1) Amounts in this column include the number of performance-based and time-based restricted stock units and the related accrued DEUs that vested in 2016 as well as performance-based cash incentive units paid in 2016. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Murphy, 44,313; Mr. Thatcher, 16,987; Mr. Marchioni, 16,987; and Mr. Lanza, 12,998. This column also includes 26,152 time-based restricted stock units granted on September 17, 2013 to Mr. Marchioni, and the related accrued DEUs, which vested on September 17, 2016. The amounts reflected in this column attributable to performance-based cash incentive units are as follows: Mr. Murphy, 10,980; Mr. Thatcher, 4,209; Mr. Marchioni, 4,209; and Mr. Lanza, 3,221.

(2) Amounts in this column include the value of performance-based and time-based restricted stock units and the related accrued DEUs that vested in 2016 as well as the amount paid for performance-based cash incentive units in 2016. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Murphy, $1,390,551; Mr. Thatcher, $533,052; Mr. Marchioni, $533,052; and Mr. Lanza, $407,889. This column also includes $1,027,513 of time-based restricted stock units granted on September 17, 2013 to Mr. Marchioni, and the related accrued DEUs, which vested on September 17, 2016. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, $2,037,119; Mr. Thatcher, $780,896; Mr. Marchioni, $780,896; and Mr. Lanza, $597,555.

PENSION BENEFITS

SICA maintains a tax qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including the NEOs and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”), as permitted under the Employee Retirement Income Security Act of 1974, as amended, to provide payments to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to the Employee Retirement Income Security Act of 1974, as amended, and Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan and the SERP were amended in the first quarter of 2013 to curtail the accrual of additional benefits under these plans for all eligible employees as of March 31, 2016.

The Retirement Income Plan was amended as of July 1, 2002 to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation, less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

  By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

  By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

  By 40% plus 1/600th per month for each month prior to age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	34.83	1,539,389	0
		SERP	34.83	4,335,834	0
Dale A. Thatcher	Yes	Retirement Income Plan	14.92	390,522	0
		SERP	14.92	469,263	0
John J. Marchioni	No	Retirement Income Plan	17.25	322,066	0
		SERP	17.25	521,645	0
Michael H. Lanza	Yes	Retirement Income Plan	10.67	274,261	0
		SERP	10.67	261,959	0

(1) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2) Present value as of December 31, 2016 is calculated on the basis of Normal Retirement Age of 65 using a 4.41% discount rate. For further discussion, see Note 14. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2016.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participant from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2016, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan, minus any matching contribution made to a participant’s Retirement Savings Plan account. In addition, effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution is equal to 4% of base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to curtail the accrual of benefits under these plans, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effective April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2016 ($)(1)	Company Contributions in 2016 ($)(2)	Aggregate Earnings in 2016 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(4)
Gregory E. Murphy	47,346	57,102	112,049	0	1,910,151
Dale A. Thatcher	34,115	20,511	99,997	(40,344)	1,001,529
John J. Marchioni	31,754	43,383	39,671	0	497,916
Michael H. Lanza	26,846	22,313	26,413	0	299,729

(1) Amounts in this column are attributable to 2016 salary deferred by Messrs. Murphy, Thatcher, Marchioni, and Lanza, and are included in the Salary column of the Summary Compensation Table.

(2) All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings are not above market earnings.

(4) Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2016, which amounts are included in the Summary Compensation Table:

▪	For 2014: Mr. Murphy, $91,292; Mr. Thatcher, $77,840; Mr. Marchioni, $58,802; and Mr. Lanza, $35,108.

▪	For 2015: Mr. Murphy, $92,332; Mr. Thatcher, $86,963; Mr. Marchioni, $78,364; and Mr. Lanza, $41,491.

▪	For 2016: Mr. Murphy, $104,448; Mr. Thatcher, $54,626; Mr. Marchioni, $75,137; and Mr. Lanza, $49,159.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with Messrs. Murphy, Thatcher, and Lanza, as of December 23, 2008, and with Mr. Marchioni as of September 10, 2013 in connection with his election as President and Chief Operating Officer (collectively, the “Employment Agreements”). The following table summarizes the principal provisions of the Employment Agreements:

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.
Severance and Benefits on Termination without Change in Control

▪  For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪  Death or Disability: Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

▪  Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by CEO:

o     Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪  Stock Awards: Except for termination for Cause or resignation by the NEO other than for relocation of office over 50 miles (without NEOs consent), immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses. Such immediate vesting and possible extended exercise periods shall also apply to a resignation by the CEO for Good Reason.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪  Severance payment equal to multiple(5) of the greater of: (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪  Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪  Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

▪  Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO (other than Mr. Marchioni, whose 2013 employment agreement does not contain this provision) for such payments or benefits.

Release; Confidentiality and Non-Solicitation

▪  Receipt of severance payments and benefits conditioned upon:

o     Entry into release of claims; and

o     No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and for Mr. Marchioni, assignment of intellectual property rights.

(1) The Employment Agreements automatically renewed for additional one-year periods on April 25, 2016 for Mr. Murphy, on July 26, 2016 for Mr. Lanza, on July 31, 2016 for Mr. Thatcher, and on September 10, 2016 for Mr. Marchioni.

(2) As of February 22, 2016, the annual base salaries for the NEOs were as follows: Mr. Murphy, $950,000; Mr. Thatcher, $625,000; Mr. Marchioni, $800,000; and Mr. Lanza, $540,000.

(3) For Messrs. Murphy and Marchioni the multiple is 2 and for Messrs. Thatcher and Lanza, the multiple is 1.5.

(4) For Messrs. Murphy and Marchioni the period is 24 months and for Messrs. Thatcher and Lanza, the period is 18 months.

(5) For Messrs. Murphy and Marchioni the multiple is 2.99 and for Messrs. Thatcher and Lanza, the multiple is 2.

(6) For Messrs. Murphy and Marchioni the period is 36 months and for Messrs. Thatcher and Lanza the period is 24 months.

The following table shows information regarding payments and benefits to which our NEOs, other than Mr. Thatcher, would be entitled under the scenarios shown as of December 31, 2016 and for Mr. Thatcher shows the amount earned or received in connection with his retirement on September 1, 2016:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
Gregory E. Murphy	-	8,465,101	13,555,101	13,573,691	25,509,152
Dale A. Thatcher	-	3,751,019	-	-	-
John J. Marchioni	-	4,951,746	8,618,413	8,646,112	10,721,886
Michael H. Lanza	-	2,302,423	3,757,423	3,777,448	6,877,277

(1) Other than a resignation for Good Reason.

(2) This column includes the value of vested and unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and the 2014 Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Restricted stock unit and cash incentive unit awards granted to Messrs. Murphy, Thatcher, and Lanza have vested, but their ultimate payment value will only be determined upon achievement of the performance condition, as each of these NEOs have attained early retirement eligibility. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2016. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. For Mr. Thatcher, this column also includes $590,000 for the 2016 ACIP, $18,397 in paid bank time, and an $850 retirement gift.

(3) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and the 2014 Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2016. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums.

(4) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and the 2014 Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2016. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each respective NEO’s Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and the 2014 Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2016. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each respective NEO’s Employment Agreement. This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed on the payment and benefits disclosed in this column, other than for Mr. Marchioni whose 2013 Employment Agreement does not contain this provision.

DIRECTOR COMPENSATION

We compensate non-employee directors for their service on the Board with a combination of cash and equity, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend in fulfilling their duties, as well as the skill level required of members of our Board. We intend to compensate our non-employee directors in a way that is competitive, attracts and retains a high caliber of directors, and aligns their interests with those of our stockholders. Mr. Murphy, who was our Chief Executive Officer in fiscal year 2016, did not receive additional compensation for his service as a director.

The SEBC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including, but not limited to, the following elements: retainer, meeting fees, committee fees, committee chair fees, lead director fees, and equity or stock compensation. In December 2015, the SEBC undertook a review of the amount and form of compensation paid to our non-employee directors in connection with their service on the Board. The SEBC considered the results of an independent analysis completed by the Compensation Consultant. As part of this analysis, the Compensation Consultant reviewed non-employee director compensation trends and data from companies comprising the peer group used by the SEBC in connection with its review of executive compensation. After consultation with the Compensation Consultant based on this review process, the SEBC determined that no changes to the non-employee directors’ compensation program were appropriate for fiscal year 2016.

The following table shows compensation earned by or paid to our non-employee directors during 2016 (employee directors do not receive compensation for serving on the Board).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Paul D. Bauer	102,066	80,010	182,076
A. David Brown	85,500	80,010	165,510
John C. Burville	90,024	80,010	170,034
Robert Kelly Doherty	88,909	80,010	168,919
Michael J. Morrissey	90,676	80,010	170,686
Cynthia S. Nicholson	85,500	80,010	165,510
Ronald L. O’Kelley	87,151	80,010	167,161
William M. Rue	76,000	80,010	156,010
John S. Scheid	96,915	80,010	176,925
J. Brian Thebault	93,066	80,010	173,076
Philip H. Urban	85,566	80,010	165,576

(1) Information on the election by directors to receive shares of Selective common stock in lieu of cash for their 2016 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2) This column reflects the aggregate grant date fair value for the 2016 grants of restricted stock units to directors, based on a grant date fair value of $35.56 per share. Information on outstanding options and unvested restricted stock units held by each director as of December 31, 2016 is set forth below under the heading “Outstanding Options and Unvested Restricted Stock Units.”

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2016:

Type of Compensation	Amount
Annual Retainer Fee	$70,000
Grant Date Fair Value of Annual Equity Award	$80,010
Board Meeting Attendance	$0
Committee Attendance Fee In person By telephone	$1,500 $1,000
Annual Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$15,000 $7,500 $9,000 $14,000
Lead Independent Director Fee	$15,000
Expenses	Reasonable

As the Director Compensation table above shows, in 2016 the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. In 2016, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election by December 18, 2015. The Annual Retainer Fee was paid in equal quarterly installments on the second business day following the release of Selective’s financial results for the previous quarter or year, as applicable.

For 2016, the annual equity grant under Selective’s director compensation program was made entirely in restricted stock units granted under the 2014 Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued from the 2014 Omnibus Stock Plan. Committee Attendance Fees, Annual Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock for all or a portion of their 2016 Annual Retainer Fee as follows:

Name	Number of Shares (#)	Payment Date Value of Stock ($)
Paul D. Bauer	1,943	70,066
A. David Brown	0	0
John C. Burville	1,555	56,074
Robert Kelly Doherty	0	0
Michael J. Morrissey	1,167	42,085
Cynthia S. Nicholson	0	0
Ronald L. O’Kelley	0	0
William M. Rue	0	0
John S. Scheid	1,943	70,066
J. Brian Thebault	1,943	70,066
Philip H. Urban	1,943	70,066

Outstanding Options and Unvested Restricted Stock Units

The aggregate number of outstanding options and unvested restricted stock units held by each director as of December 31, 2016 were as follows:

Name	Outstanding Options (#)	Unvested Restricted Stock Units (#)
Paul D. Bauer	33,871	3,179
A. David Brown	28,840	2,250
John C. Burville	33,871	3,179
Robert Kelly Doherty	0	2,250
Michael J. Morrissey	11,565	3,179
Cynthia S. Nicholson	7,953	3,179
Ronald L. O’Kelley	28,840	3,179
William M. Rue	33,871	3,179
John S. Scheid	0	2,250
J. Brian Thebault	33,871	3,179
Philip H. Urban	0	2,250

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2016; (ii) is a former Selective officer; or (iii) entered into any transaction in 2016 requiring disclosure under the section entitled, “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee: (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2016 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

John C. Burville, Chairperson	Cynthia S. Nicholson
A. David Brown	J. Brian Thebault
Michael J. Morrissey	Philip H. Urban

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2016, our stockholders overwhelmingly supported our compensation decisions with approximately 96% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read this Proxy Statement’s Compensation Discussion and Analysis section, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Pursuant to the Dodd-Frank Act, Selective is also providing its stockholders with the opportunity to cast an advisory (non-binding) vote regarding the frequency of submission to stockholders of a say-on-pay advisory vote. Assuming a quorum is present, the selection that receives the most votes cast on Proposal 3 at the Annual Meeting in person or by proxy will be deemed the stockholders’ selection. By voting on this Proposal 3, stockholders may indicate whether they would prefer a say-on-pay advisory vote on named executive officer compensation every one, two, or three years.

“RESOLVED, that a non-binding advisory vote to approve the compensation of Selective’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, shall be held at an annual meeting of stockholders:

•	every year;

•	every two years; or

•	every three years.”

The Board of Directors believes that an annual advisory vote on executive compensation is preferred. An annual advisory vote will give stockholders a regular opportunity to communicate their views on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Based on the results of Selective’s “say-on-frequency” vote in 2011 and feedback from stockholders, the Board of Directors believes that many of its stockholders prefer to cast an advisory vote on executive compensation every year and seeks to be responsive to these stockholders. However, as this vote is non-binding, the Board of Directors may decide that it is in the best interests of our stockholders to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

INFORMATION ABOUT PROPOSAL 4

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if our stockholders ratify the appointment, the Board of Directors may direct the appointment of a different auditing firm at any time during the 2017 fiscal year if the Board determines that such a change would be in the best interests of Selective and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2016 and 2015:

Category	2016	2015
Audit Fees	$1,527,500	$1,490,600
Audit-Related Fees(1)	$87,500	$85,500
Tax Fees(2)	$3,439	$928
All Other Fees(3)	$166,031	$80,000
TOTAL	$1,784,470	$1,657,028

(1) Audit-Related Fees for 2016 consisted of amounts associated with audits of our benefit plans for 2015. Audit-Related Fees for 2015 consisted of amounts associated with audits of our benefit plans for 2014.

(2) Tax Fees for 2016 and 2015 were for tax consulting services.

(3) All Other Fees for 2016 consisted of amounts associated with independent actuarial reviews, reserve opinions, and consulting services. All Other Fees for 2015 consisted of amounts associated with independent actuarial reviews and reserve opinions.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2016, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

▪	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

▪	Reviewed and discussed the audited financial statements for the year ended December 31, 2016, included in the Annual Report on Form 10-K, with management, which represented to the Audit Committee that:
(i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

▪	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

▪	Discussed with KPMG LLP, the independent registered public accounting firm’s independence from Selective and its management, including the matters in the written disclosures and the letter from the independent accountants delivered to the Audit Committee as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Audit Committee of Selective’s Board of Directors,

John S. Scheid, Chairperson	Robert Kelly Doherty
Paul D. Bauer	Ronald L. O’Kelley
John C. Burville	Philip H. Urban

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2018 Proxy

From time-to-time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC (under the Exchange Act) rules, for stockholder proposals to be included in the proxy statement for the 2018 Annual Meeting of Stockholders, they must be received no later than November 24, 2017, by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2018 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 27, 2017 or after December 27, 2017.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

March 24, 2017
Branchville, New Jersey

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, New Jersey 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to PA Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to Route 206 South. Turn left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

SELECTIVE®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, and 4, and for 1 Year for Item 3.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Paul D. Bauer	☐	☐	☐	**07** Cynthia S. Nicholson	☐	☐	☐
02 A. David Brown	☐	☐	☐	**08** Ronald L. O'Kelley	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 John C. Burville	☐	☐	☐	**09** William M. Rue	☐	☐	☐
04 Robert Kelly Doherty	☐	☐	☐	**10** John S. Scheid	☐	☐	☐
05 Michael J. Morrissey	☐	☐	☐	**11** J. Brian Thebault	☐	☐	☐
06 Gregory E. Murphy	☐	☐	☐	**12** Philip H. Urban	☐	☐	☐

2. Approve, on an advisory basis, the compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

3. Approve, on an advisory basis, the frequency of an advisory vote on the compensation of Selective's named executive officers. ☐ 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SELECTIVE INSURANCE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 26, 2017

3:00 PM Eastern Time

40 Wantage Avenue
Branchville, New Jersey 07890

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2, and 4, and for 1 Year for Item 3.

By signing the proxy, you revoke all prior proxies and appoint J. Brian Thebault and Robert Kelly Doherty, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

INTERNET
www.proxypush.com/sigi
Use the Internet to vote your proxy until 11:59 p.m. (ET) on April 25, 2017.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on April 25, 2017.

MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.